UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2019

Acushnet Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-37935	45-2644353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Bridge Street	Fairhaven,	Massachusetts	02719
(Address of principal executive offices)			(Zip Code)

(800) 225‑8500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.001 par value per share	GOLF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2019, Acushnet Company, Acushnet Canada Inc. and Acushnet Europe Ltd, as borrowers (each, a “Borrower”), Acushnet Holdings Corp. (the “Company”), the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (the “Administrative Agent”), entered into an amended and restated credit agreement (the “Restated Credit Agreement”) to amend various terms of the Company’s credit agreement, dated as of April 27, 2016, as amended, for its senior secured credit facilities with Wells Fargo, as administrative agent, and the other lenders and agents party thereto (the “Existing Credit Agreement”).  The Restated Credit Agreement, together with related security, guarantee and other agreements, is referred to as the “Restated Credit Facility.”

The Restated Credit Facility provides for (x) a $350.0 million term loan facility maturing December 23, 2024 and (y) a $400.0 million revolving credit facility maturing December 23, 2024, including a $50.0 million letter of credit sublimit, a $50.0 million swing line sublimit, a C$50.0 million sublimit available for revolving credit borrowings by Acushnet Canada Inc., a £45.0 million sublimit available for revolving credit borrowings by Acushnet Europe Ltd. and a $200.0 million sublimit for borrowings in Canadian dollars, euros, pounds sterling, Japanese yen and other currencies agreed to by the lenders under the revolving credit facility.

Acushnet Company has the right under the Restated Credit Facility to request additional term loans and/or increases to the revolving credit facility in an aggregate principal amount not to exceed (i) $225.0 million plus (ii) an unlimited amount so long as the Net Average Secured Leverage Ratio (as defined in the credit agreement) does not exceed 2.25:1.00 on a pro forma basis. The lenders under the Restated Credit Facility will not be under any obligation to provide any such additional term loans or increases to the revolving credit facility, and the incurrence of any additional term loans or increases to the revolving credit facility is subject to customary conditions precedent.

Borrowings under the Restated Credit Facility bear interest at a rate per annum equal to, at the applicable Borrower’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Wells Fargo, (2) the federal funds effective rate plus 0.50% and (3) a Eurodollar Rate, subject to certain adjustments, plus 1.00% or (b) a Eurodollar Rate (or, in the case of Canadian borrowings, a Canadian Dollar Offered Rate), subject to certain adjustments, in each case, plus an applicable margin. The Restated Credit Agreement reduced the applicable margin by 0.25%. Under the Restated Credit Agreement, the applicable margin is 0.00% to 0.75% for base rate borrowings and 1.00% to 1.75% for Eurodollar rate or Canadian Dollar Offered Rate borrowings, in each case, depending on the Net Average Total Leverage Ratio (as defined in the Restated Credit Agreement). In addition, the Restated Credit Agreement reduced the commitment fee rate payable in respect of unused portions of the revolving credit facility by 0.05% to 0.15% to 0.30% per annum, depending on the Net Average Total Leverage Ratio.

Acushnet Company is required to make principal payments on the loans under the term loan facility in quarterly installments in an aggregate annual amount equal to 5.00%.

Under the Restated Credit Facility, the financial covenants were modified. The maximum Net Average Total Leverage Ratio was increased to 3.50:1.00, which is subject to increase to 3.75:1.00 in connection with certain acquisitions, and the minimum Consolidated Interest Coverage Ratio (as defined in the Restated Credit Agreement) was decreased to 3.00:1.00. In addition the Restated Credit Facility modified certain covenant baskets.

The above summary of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of December 23, 2019, among Acushnet Holdings Corp, Acushnet Company, Acushnet Canada Inc., Acushnet Europe Ltd., Wells Fargo Bank, National Association, the lenders party thereto and the other agents named therein.

104	The cover page from this Current Report on Form 8-K, formatted Inline XBRL (included as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSHNET HOLDINGS CORP.

By:	/s/ Thomas Pacheco
Name:	Thomas Pacheco
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Date: December 30, 2019